   As filed with the Securities and Exchange Commission on February 25, 2008
                                             Securities Act File No. 333-146884
================================================================================

                                     U.S.
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM N-14

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

   [_] Pre-Effective Amendment No. __ [X] Post-Effective Amendment No. __1__

                                 GATEWAY TRUST
              (Exact Name of Registrant as Specified in Charter)

               399 Boylston Street, Boston, Massachusetts 02116
                   (Address of Principal Executive Offices)

                                (617) 449-2810
             (Registrant's Telephone Number, Including Area Code)

                          Coleen Downs Dinneen, Esq.
                          Natixis Distributors, L.P.
               399 Boylston Street, Boston, Massachusetts 02116
                    (Name and Address of Agent for Service)

                                   Copy to:

                              John M. Loder, Esq.
                               Ropes & Gray, LLP
                            One International Place
                          Boston, Massachusetts 02110

                               -----------------

It is proposed that this filing will become effective immediately upon filing pursuant to paragraph (d) of Rule 462 under the Securities Act of 1933, as amended solely for the purpose of adding the enclosed exhibits to such Registration Statement.

Pursuant to the provisions of Rule 24f-2 under the Investment Company Act of 1940, Registrant declares that an indefinite number of its shares are being registered under the Securities Act of 1933 by this registration statement.

There have been no changes to the proxy statement/prospectus or statement of additional information as filed with the Registrant's Registration Statement on Form N-14 (File No. 333-146884), as filed with the Commission on October 23, 2007 (Accession No. 0001193125-07-223958) and as supplemented November 30, 2007 (Accession No. 0001193125-07-256932).

================================================================================

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                                                   Registration Nos. 333-146884

                                 GATEWAY TRUST
                                    PART C
                               OTHER INFORMATION

Item 15. Indemnification

   Under Article 5 of the Registrant's By-Laws, any past or present Trustee or officer of the Registrant and The Gateway Trust, an Ohio business trust, prior to the reorganization of such trust into the Registrant (each hereinafter referred to as a "Covered Person"), shall be indemnified to the fullest extent permitted by law against all liability and all expenses reasonably incurred by him or her in connection with any claim, action, suit or proceeding to which he or she may be a party or otherwise involved by reason of his or her being or having been a Covered Person. That provision does not authorize indemnification when it is determined that such Covered Person would otherwise be liable to the Registrant or its shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of his or her duties.

   The Distribution Agreement, the Custodian Contract, the Transfer Agency and Service Agreement and the Administrative Services Agreement (the "Agreements") contained or incorporated by reference herein, will provide for indemnification. The general effect of these provisions is to indemnify entities contracting with the Registrant against liability and expenses in certain circumstances. This description is modified in its entirety by the provisions of the Agreements as contained or incorporated by reference in this Registration Statement.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to Trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Trustee, officer or controlling person of the Registrant in connection with the successful defense of any claim, action, suit or proceeding) is asserted against the Registrant by such Trustee, officer or controlling person in connection with the shares being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   Registrant and its Trustees, officers and employees are insured, under a policy of insurance maintained by the Registrant in conjunction with Natixis Global Asset Management L.P. and its affiliates, within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such Trustees or officers. The policy expressly excludes coverage for any Trustee or officer for any claim arising out of any fraudulent act or omission, any dishonest act or omission or any criminal act or omission of the Trustee or officer.

Item 16. Exhibits


(1) Articles of Incorporation.

    The Registrant's Agreement and Declaration of Trust dated May 29, 2007
    (the "Agreement and Declaration") is incorporated by reference to exhibit
    (1) to the Registration Statement on Form N-14AE filed on October 23, 2007.

(2) Bylaws.

    The Registrant's Amended and Restated By-Laws dated September 14, 2007 (the "By-Laws") are filed herewith.

(3)      Voting Trust Agreements.

         None.

(4)      Agreement and Plan of Reorganization is filed herewith.

(5)      Instruments Defining Rights of Security Holders.

     (a) Rights of shareholders are described in Article III, Section 6 of the Agreement and Declaration, which is incorporated by reference to exhibit (5)(a) to the Registration Statement on Form N-14AE filed on October 23, 2007.

(6)      Investment Advisory Contracts.

     (a) Advisory Agreement between the Registrant, on behalf of Gateway Fund, and Gateway Investment Advisers, LLC is filed herewith.

(7)      Distribution Agreements and Dealer Agreement.

     (a) Distribution Agreement between the Registrant, on behalf of Gateway Fund, and Natixis Distributors, L.P. is filed herewith.

     (b) Form of Dealer Agreement is incorporated by reference to exhibit
         (e)(2) to the Registration Statement on Form N-1A/A filed on November 6, 2007.

(8)      Bonus or Profit Sharing Contracts.

         None.

(9)      Custodian Agreements.

     (a) Master Custodian Agreement dated September 1, 2005 is incorporated by reference to exhibit (g)(1) to the Registration Statement on Form N-1A/A filed on November 6, 2007.

     (b) Amendment No. 1 dated September 15, 2006 to Master Custody Agreement dated September 1, 2005 is incorporated by reference to exhibit
         (g)(2) to the Registration Statement on Form N-1A/A filed on November 6, 2007.

     (c) Letter Agreement amending the Master Custodian Agreement between the Registrant, on behalf of Gateway Fund, and State Street Bank and Trust Company is filed herewith.

(10)     Rule 12b-1 Plans and Rule 18f-3 Plans.

     (a) Rule 12b-1 Plan for Class A shares is incorporated by reference to exhibit (10)(a) to the Registration Statement on Form N-14AE filed on October 23, 2007.

     (b) Rule 12b-1 Plan for Class C shares is incorporated by reference to exhibit (10)(b) to the Registration Statement on Form N-14AE filed on October 23, 2007.

     (c) Rule 18f-3 Plan is incorporated by reference to exhibit (10)(c)to the Registration Statement on Form N-14AE filed on October 23, 2007.

(11) Opinion and Consent of Ropes & Gray LLP as to the legality of the securities being registered is incorporated by reference to exhibit
         (11) to the Registration Statement on Form N-14AE filed on October 23, 2007.

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(12)     Opinion and Consent of Ropes & Gray LLP relating to Tax Matters and
         Consequences to Shareholders is filed herewith.

(13)     Other Material Contracts.

     (a) Transfer Agency and Services Agreement with Boston Financial Data Services, Inc. is incorporated by reference to exhibit (h)(1) to the Registration Statement on Form N-1A/A filed on November 6, 2007.

     (b) Form of Appendix A to Transfer Agency and Services Agreement is incorporated by reference to exhibit (h)(2) to the Registration Statement on Form N-1A/A filed on November 6, 2007.

     (c) Gateway Investment Advisers, LLC Fee Waiver/Expense Reimbursement Agreement is filed herewith.

     (d) Administrative Services Agreement dated January 3, 2005 is incorporated by reference to exhibit (h)(4) to the Registration Statement on Form N-1A/A filed on November 6, 2007.

     (e) First Amendment to the Administrative Services Agreement is incorporated by reference to exhibit (h)(5) to the Registration Statement on Form N-1A/A filed on November 6, 2007.

     (f) Second Amendment to the Administrative Services Agreement is incorporated by reference to exhibit (h)(6) to the Registration Statement on Form N-1A/A filed on November 6, 2007.

     (g) Third Amendment to the Administrative Services Agreement is incorporated by reference to exhibit (h)(7) to the Registration Statement on Form N-1A/A filed on November 6, 2007.

     (h) Fourth Amendment to the Administrative Services Agreement is incorporated by reference to exhibit (h)(8) to the Registration Statement on Form N-1A/A filed on November 6, 2007.

     (i) Fifth Amendment to Administrative Services Agreement between Natixis Asset Management Advisors, L.P., Natixis Funds Trust I, Natixis Funds Trust II, Natixis Funds Trust III, Natixis Funds Trust IV, Natixis Cash Management Trust, Loomis Sayles Funds I, Loomis Sayles Funds II and Hansberger International Series is filed herewith.

     (j) Sixth Amendment to Administrative Services Agreement between the Registrant, on behalf of Gateway Trust, and Natixis Asset Management Advisors, L.P. is filed herewith.

     (k) Natixis Asset Management Advisors, L.P. Administrative Services Fee Waiver dated October 1, 2007 is filed herewith.

     (l) Natixis Asset Management Advisors, L.P. Administrative Services Fee Waiver dated February 18, 2008 is filed herewith.

     (m) Delegation Agreement between Gateway Investment Advisers, LLC and Natixis Asset Management Advisors, L.P. is filed herewith.

(14)     Other Opinions, Appraisals or Rulings.

         Consent of Ernst & Young LLP is incorporated by reference to exhibit
         (14) to the Registration Statement on Form N-14AE filed on October 23, 2007.

(15)     Omitted Financial Statements.

         None.

(16)     Powers of Attorney.

         Powers of Attorney for Graham T. Allison, Jr., Charles D. Baker, Edward A. Benjamin, Robert J. Blanding, Daniel M. Cain, John T. Hailer, Jonathan P. Mason, Sandra O. Moose and Cynthia L. Walker dated June 1, 2007 designating Coleen Downs Dinneen, Russell Kane, Michael Kardok and John M. Loder as attorneys to sign for each Trustee are incorporated by reference to exhibit (16) to the Registration Statement on Form N-14AE filed on October 23, 2007.

(17)     Additional Exhibits.

     (a) Gateway Fund Prospectus dated May 1, 2007, as supplemented on June 29, 2007, is incorporated by reference to exhibit (17)(a) to the Registration Statement on Form N-14AE filed on October 23, 2007.

     (b) Statement of Additional Information of the Gateway Fund dated May 1, 2007 is incorporated by reference to exhibit (17)(b) to the Registration Statement on Form N-14AE filed on October 23, 2007.

     (c) Annual Report to shareholders of the Gateway Fund for the fiscal year ended December 31, 2006 is incorporated by reference to exhibit
         (17)(c) to the Registration Statement on Form N-14AE filed on October 23, 2007.

     (d) Semi-Annual Report to Shareholders of the Gateway Fund for the period ended June 30, 2007 is incorporated by reference to exhibit (17)(d) to the Registration Statement on Form N-14AE filed on October 23, 2007.

     (e) Code of Ethics for Gateway Trust is incorporated by reference to exhibit (p)(1) to the Registration Statement on Form N-1A filed on July 20, 2007.

     (f) Code of Ethics for Gateway Investment Advisers, LLC is incorporated by reference to exhibit (p)(2) to the Registration Statement on Form N1-A/A filed on November 6, 2007.

     (g) Code of Ethics for Natixis Distributors, L.P. is incorporated by reference to exhibit (p)(2) to the Registration Statement on Form N1-A/A filed on November 6, 2007.

Item 17 Undertakings.

(1) Registrant hereby agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act, the reoffering prospectus will contain the information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

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(2) Registrant hereby agrees that every prospectus that is filed under paragraph (1) above will be filed as part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

                                 GATEWAY TRUST
                                  SIGNATURES

   As required by the Securities Act of 1933, this registration statement has been signed on behalf of the registrant, in the City of Boston, and the Commonwealth of Massachusetts on the 25th day of February, 2008.

                                              GATEWAY TRUST

                                              By: /s/ John T. Hailer
                                                  ------------------------------
                                                  John T. Hailer
                                                  Chief Executive Officer

   As required by the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature                              Title                        Date
---------                              -----                        ----

/s/ Michael Kardok                     Treasurer              February 25, 2008
-------------------------------
Michael Kardok

/s/ Graham T. Allison, Jr.*            Trustee                February 25, 2008
-------------------------------
Graham T. Allison, Jr.

/s/ Charles D. Baker*                  Trustee                February 25, 2008
-------------------------------
Charles D. Baker

/s/ Edward A. Benjamin*                Trustee                February 25, 2008
-------------------------------
Edward A. Benjamin

/s/ Robert J. Blanding*                Trustee                February 25, 2008
-------------------------------
Robert J. Blanding

/s/ Daniel M. Cain*                    Trustee                February 25, 2008
-------------------------------
Daniel M. Cain

/s/ John T. Hailer                     Trustee, President,    February 25, 2008
-------------------------------        Chief Executive
John T. Hailer                         Officer

/s/ Jonathan P. Mason*                 Trustee                February 25, 2008
-------------------------------
Jonathan P. Mason

/s/ Sandra O. Moose*                   Trustee, Chairperson   February 25, 2008
-------------------------------        of the Board
Sandra O. Moose

/s/ Cynthia L. Walker*                 Trustee                February 25, 2008
-------------------------------
Cynthia L. Walker


                                             *By: /s/ Coleen Downs Dinneen
                                                  ------------------------------
                                                  Coleen Downs Dinneen
                                                  Attorney-In-Fact **
                                                  February 25, 2008

** Powers of Attorney are incorporated by reference to exhibit (16) to the Registration Statement on Form N-14AE filed on October 23, 2007.

                                 GATEWAY TRUST
                                 EXHIBIT INDEX

                             Exhibits for Item 16

Exhibit   Description
-------   -----------

  (2)     Amended and Restated By-Laws

  (4)     Agreement and Plan of Reorganization

  (6)(a)  Advisory Agreement

  (7)(a)  Distribution Agreement

  (9)(c)  Letter Agreement amending the Master Custodian Agreement

  (12)    Opinion of Ropes & Gray LLP with respect to tax matters

  (13)(c) Gateway Investment Advisers, LLC Fee Waiver/Expense Reimbursement Agreement

  (13)(i) Fifth Amendment to Administrative Services Agreement

  (13)(j) Sixth Amendment to Administrative Services Agreement

  (13)(k) Natixis Asset Management Advisors, L.P. Administrative Services Fee Waiver dated October 1, 2007

  (13)(l) Natixis Asset Management Advisors, L.P. Administrative Services Fee Waiver dated February 18, 2008

  (13)(m) Delegation Agreement